Exhibit 99.5

FOR IMMEDIATE RELEASE               For further information:
                                    Cynthia A. Bond
                                    Director, Investor Relations
                                    (212) 407-9126


                   SFX BROADCASTING TO SWAP DC-BASED WHFS(FM)
                         FOR TWO CBS DALLAS FM STATIONS

NEW YORK, September 26, 1996 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) and CBS Radio, a division of CBS Inc., today jointly announced that they have agreed to exchange SFX's WHFS(FM) serving the Baltimore, Maryland and District of Columbia markets for CBS' KTXQ(FM) and KRRW(FM) serving the Dallas market. It is anticipated that this transaction will be a tax-free, like-kind exchange.

SFX previously agreed to exchange radio station KRLD-AM and the Texas State Networks in Dallas for CBS' sister station KKRW(FM) in Houston, which has the same format as KRRW(FM).

Commenting on the transaction, Robert F. X. Sillerman, Executive Chairman of SFX Broadcasting, said, "This swap is consistent with our strategy of exiting markets where we operate only a single station, and building groups of strong FM stations in markets. These two excellent Dallas FMs will complement our number one revenue generating Houston group in the southwest region."

Radio station KRRW(FM) has been one of four CBS ARROW formatted stations, playing a classic rock/oldies format since November 1993. KTXQ(FM) has an album oriented rock format. Dallas is the seventh ranking market.

The transaction is subject to regulatory approval, satisfactory completion of due diligence by both parties and other customary conditions.

Paul Leonard of Dallas-based Star Media Group, Inc. was a broker of this transaction.